UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Merus B.V.*

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Padualaan 8 (postvak 133) Utrecht, the Netherlands	3584 CH
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common shares, nominal value €0.09 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-207490

Securities to be registered pursuant to Section 12(g) of the Act:

None.

*	We intend to convert the legal form of our company under Dutch law from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) and to change our name from Merus B.V. to Merus N.V. prior to the closing of the initial public offering of our common shares.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the common shares, nominal value €0.09 per share, of Merus B.V. (the “Registrant”) under the heading “Description of Share Capital and Articles of Association” and the information set forth under the headings “Material Tax Considerations—Material Dutch Tax Considerations” and “Material Tax Considerations—Material U.S. Federal Income Tax Considerations for U.S. Holders,” in each case, in the prospectus included in the Registrant’s Registration Statement on Form F-1 (File No. 333-207490), as initially filed with the Securities and Exchange Commission on October 19, 2015, including exhibits, and as subsequently amended (the “Registration Statement”), is hereby incorporated by reference. Any form of prospectus that constitutes part of the Registration Statement and is subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act of 1933, as amended, shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 11, 2016	MERUS B.V.

	By:	/s/ Ton Logtenberg
		Name:	Ton Logtenberg
		Title:	Chief Executive Officer

	By:	/s/ Shelley Margetson
		Name:	Shelley Margetson
		Title:	Chief Financial Officer